Exhibit 2-1

                    STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of May 7, 1997 (herein, together with the Schedules and Exhibits attached hereto, referred to as the "Agreement"), among Detection Systems, Inc., a New York corporation (the "Buyer" or "DSI"), and Numerex Corp., a Pennsylvania corporation (the "Seller"). Capitalized terms used in this Agreement which are not defined in context shall have the meanings ascribed to them in Section
8.1 hereof.

          WHEREAS, the Seller owns all of the issued and outstanding capital stock of Digital Audio Limited, a company incorporated in England and Wales with limited liability having registered number 2865840 and having its registered office at Cranleigh Gardens, Southall Middlesex England (the "Company"); and

          WHEREAS, upon the terms and conditions set forth herein, the Buyer and the Seller desire that, at the Closing (as defined in Section 2.1), the Buyer purchase all of the issued and outstanding shares of the Company in exchange for shares of common stock, par value $.05 per share, of the Buyer ("DSI Stock");

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   The Stock Purchase.

          1.1  Sale and Purchase of Common Stock of the
Company. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer and deliver to the Buyer or its agent a certificate or certificates representing 100 ordinary shares of 1 pound per share of the Company owned by the Seller (the "Company Stock"), accompanied by stock transfer forms and a power of attorney authorizing the Buyer to vote the Company Stock, each duly executed by the Seller, and the Buyer shall purchase and accept such shares of Company
Stock.

          1.2 Purchase Price. In consideration for the sale, transfer and delivery of the Company Stock to the Buyer by the Seller pursuant to Section 1.1, the Buyer shall pay to the Seller, in the manner provided in Section 1.4, an amount equal to the net capital employed in the Company as of the Closing Date less 350,000 pounds (the "Final Purchase Price"). The net capital employed in the Company means the assets of the Company, excluding any cash distributed or otherwise paid to the Seller or its Affiliates immediately prior to the Closing, less the liabilities of the Company (the "Net Capital Employed"), as set forth on Schedule 1.2 hereto.

          1.3  Determination of Purchase Price.

               (a)  Attached hereto as Exhibit 1.3(a) is an
unaudited Balance Sheet of the Company as of April 30, 1997 (the "Preliminary Balance Sheet"). A preliminary Purchase Price shall be calculated which shall be equal to the Net Capital Employed as set forth on the Preliminary Balance Sheet less 350,000 pounds (the "Preliminary Purchase Price"), and the number of shares of DSI Stock issued by the Buyer to the Seller at the Closing shall be based on the Preliminary Purchase Price.

               (b)  As soon as practicable after the Closing
Date as defined in Section 1.4 hereof, but in no event later than forty-five (45) calendar days after the Closing Date, the Seller shall prepare an audited Balance Sheet of the Company as at the Closing Date, after taking into account any cash distributed or otherwise paid to the Seller or its Affiliates immediately prior to the Closing (the "Final Balance Sheet"), and shall deliver it to the Buyer with an audit report thereon.
The Final Purchase Price shall be computed based on the Final
Balance Sheet. The Final Balance Sheet shall be prepared in accordance with all relevant financial reporting standards and/or Statements of Standard Accounting Practice or, where there are none, in accordance with UK generally accepted accounting principles, and shall be prepared on a consistent basis and in accordance with the same accounting policies as have been used for the corresponding accounts for the last three (3) years. In connection with the preparation of the Final Balance Sheet, no adjustments to write-off any inventory or other assets during or with respect to any prior accounting period may be reversed. The Final Balance Sheet shall be audited by Deloitte & Touche LLP (the "Auditor"), and the audit report delivered by the Auditor shall be addressed to the Seller and the Buyer. The expense of the Auditor in preparing or auditing the Final Balance Sheet shall be borne by the Seller; provided, however, the Buyer shall reimburse the Seller for one-half of such costs up to a maximum reimbursement by the Buyer of 7,000 pounds. If requested by the Buyer, the Seller and the Auditor shall afford the Buyer's accountants access to the information and accounting procedure involved in preparation of the Final Balance Sheet.

          1.4  Payment of the Purchase Price.

               (a)  On the Closing Date, the Preliminary
Purchase Price shall be converted from British pounds sterling to United States dollars by using the United States dollar equivalent exchange rate relating to British pounds sterling published in the Wall Street Journal for the most recent date for which such a rate has been so published prior to the Closing Date. The Preliminary Purchase Price stated in United States dollars shall be divided by $17 to determine the number of shares of DSI Stock to be delivered by the Buyer to the Seller at the Closing (the "Preliminary Share Amount"). On the Closing Date, the Buyer shall deliver to the Seller a stock certificate registered in the Seller's name representing a number of shares of DSI Stock equal to the Preliminary Share Amount.

               (b) After the Final Balance Sheet is delivered, the difference between the Final Purchase Price and the Preliminary Purchase Price (the "Price Adjustment") shall be determined and the Price Adjustment shall be converted from British pounds sterling to United States dollars by using the United States dollar equivalent exchange rate relating to British pounds sterling published in the Wall Street Journal for the most recent date for which such a rate has been so published on or prior to the date on which the Final Balance Sheet is delivered to the Buyer (the "Determination Date").
The Price Adjustment as stated in U.S. Dollars shall be divided by $17 to determine the number of shares of DSI Stock by which the Preliminary Share Amount should be increased or decreased (the "Share Adjustment"). If the Final Purchase Price is greater than the Preliminary Purchase Price, the Buyer shall deliver to the Seller a stock certificate registered in the Seller's name representing a number of shares of DSI Stock equal to the Share Adjustment. If the Final Purchase Price is less than the Preliminary Purchase Price, the Seller shall deliver to the Buyer a stock certificate representing the shares of DSI Stock delivered by the Buyer to the Seller at the Closing together with a stock power, duly executed in blank with the signature of the Seller guaranteed by a financial institution reasonably acceptable to the Buyer, which conveys to the Buyer the number of shares of DSI Stock equal to the Share Adjustment. The deliveries required by this Section 1.4(b) shall be made within ten (10) days following the Determination Date.

               (c) No fractional shares of DSI Stock shall be issued in connection with this Agreement. In connection with all calculations hereunder, all fractional numbers equal to or greater than .5 shall be rounded up to the next highest whole number and all fractional numbers below .5 shall be rounded down to the next lowest whole number.

          1.5  Repurchase of DSI Stock.

               (a) Until June 30, 1998, the Buyer shall have the right to buy, and the Seller shall be obligated to sell, any or all shares of DSI Stock acquired pursuant to this Agreement (the "Acquired Shares"). The purchase price per share for any Acquired Shares purchased by the Buyer pursuant to this Section 1.5 shall be equal to $17 plus interest thereon at the rate of 8.25% per annum from the Closing Date through the date on which such Acquired Shares are purchased based on the actual number of days elapsed during such period (the "Call/Put Price"). The Buyer may exercise its right under this
Section 1.5(a) from time to time with respect to any or all of the Acquired Shares by notifying the Seller in writing, on or prior to June 30, 1998, that it is exercising such right. The purchase price for any Acquired Shares pursuant to this Section 1.5(a) shall be paid in cash, and the parties shall close any transaction contemplated by this Section 1.5(a) within fifteen
(15) days after the date on which the Buyer notifies the Seller it is exercising its right.

               (b)  If, on or prior to June 30, 1998, the
Seller sells Acquired Shares at a sale price per share before deducting any applicable sales commissions (the "Gross Sale Price") greater than the Call/Put Price computed as of the date of sale divided by .93 (the "Maximum Price"), the Seller shall refund consideration to the Buyer in an amount equal to the Gross Sale Price minus the Maximum Price and then multiplied by the number of Acquired Shares sold for such Gross Sale Price.

               (c) For a period of thirty (30) days commencing on July 1, 1998, the Seller shall have the right to require the Buyer to buy any or all of the Acquired Shares then owned by the Seller for cash in the amount equal to the number of Acquired Shares purchased multiplied by the Call/Put Price. To exercise such right, the Seller shall notify the Buyer in writing, on or prior to July 30, 1998, that it is exercising such right. The parties shall close any transaction contemplated by this Section 1.5(c) within fifteen (15) days after the date on which the Seller notifies the Buyer it is exercising its right. Notwithstanding the foregoing, the Buyer shall not be required to buy any Acquired Shares which, prior to June 30, 1998, the Seller could have sold, but decided not to sell, in a registered public offering or private placement at a sale price per share (after deducting any sales commissions) equal to or greater than the Call/Put Price as of the date of such public offering or private placement.

               (d) Until June 30, 1998 and to the extent that the Seller then owns Acquired Shares, if the Buyer conducts or participates in a public offering or private placement the Buyer shall purchase, upon the same terms and conditions as set forth in Section 1.5(a), the whole number of Acquired Shares which the Buyer can purchase from the Seller with (i) twenty-five percent (25%) of the aggregate net proceeds received by the Buyer, its Affiliates and the Seller from such public offering or private placement, minus (ii) the amount of net proceeds, if any, received by the Seller from participating in such public offering or private placement.

               (e)  To the extent that the Buyer has not
exercised its right to purchase any Acquired Shares by June 30, 1998 and the Seller has not exercised its right to require the Buyer to purchase any Acquired Shares by July 30, 1998, the Buyer shall not have the right to, and shall not be obligated to, purchase any such Acquired Shares. The Seller shall be entitled to any and all proceeds in connection with any sale of the Acquired Shares after June 30, 1998. Following such date, the Buyer will remain subject to its obligations to register the Acquired Shares pursuant to the terms of the Registration Rights Agreement between the Buyer and the Seller entered into pursuant to this Agreement.

          2.   Closing; Termination of Agreement.

          2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Nixon, Hargrave, Devans & Doyle LLP, Clinton Square, Rochester, New York 14604 (or at such other place as the parties may jointly designate in writing) on May 7, 1997 (the "Closing Date"), or on such other date as the parties may jointly designate in writing (and for all purposes shall be effective as of the close of business on such date).

          2.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

               (a) at the election of either the Buyer or the Seller if the Closing shall not have occurred by June 30, 1997;

               (b) by mutual written consent of the Buyer and the Seller;

               (c) by either the Buyer or the Seller if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal, and shall diligently pursue, any adverse determination which is not nonappealable;

               (d) by the Buyer if any of the conditions set forth in Section 6.1 hereof becomes incapable of fulfillment and is not waived by the Buyer; or

               (e) by the Seller if any of the conditions set forth in Section 6.2 hereof becomes incapable of fulfillment and is not waived by the Seller.

          2.3 Survival After Termination. If this Agreement is terminated in accordance with Section 2.2 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for this Section 2.3, (ii) for the provisions of Section 5.1(c) and (iii) that the termination of this Agreement for any reason shall not relieve any party hereto from any liability the benefit of which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

          3.   Representations and Warranties of the Seller.
The Seller represents and warrants to the Buyer that:

          3.1 Organization and Good Standing. The Company is a private limited company duly incorporated under the laws of England and Wales and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, it being acknowledged that the Company's present operational facilities are being leased by its subsidiary Systemcredit Trading Limited (the "Subsidiary"). The Company is not and is not required to be qualified or authorized to do business as a foreign corporation under the laws of any other jurisdiction. The Subsidiary is a private limited company duly incorporated under the laws of England and Wales, having registered number 1287937 and its registered office at Cranleigh Gardens, Southall Middlesex England, and has the requisite corporate power and authority to own, lease and operate its properties but has been dormant since December 31, 1993. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

          3.2 Authorization of Agreement. The Seller has all requisite power and authority to execute and deliver this Agreement and each other Contract, document or certificate contemplated by this Agreement to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Seller Documents") and to perform duly its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the Seller Documents to which it is a party have been duly authorized by all necessary corporate, including stockholder, action on the part of the Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and this Agreement constitutes, and each of the Seller Documents when so executed and delivered, and assuming due authorization, execution and delivery by DSI, will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

          3.3  Subsidiaries.  Except as set forth on Schedule
3.3, the Company does not (i) own beneficially or of record any shares of capital stock or any other security or other proprietary or equity interest of or in any other Person or
(ii)have any other investment in any other Person.

          3.4  Corporate Records.

               (a)  The copies of the Certificate of
Incorporation and Memorandum and Articles of Association of the Company previously delivered to the Buyer are complete, correct and up to date.

               (b) The minute books of the Company previously delivered or made available to the Buyer contain complete and accurate records of all meetings and accurately reflect all other corporate action of the Stockholders and Board of Directors (including committees thereof) of the Company. All stock transfer taxes levied or payable with respect to all transfers of shares of capital stock of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

          3.5 Consents of Third Parties. The execution and delivery by the Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, and compliance by the Seller with the provisions hereof and thereof will not (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the Seller or the Memorandum and Articles of Association of the Company; (ii) except as set forth on Schedule 3.5 conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any Contract, Permit or Order to which the Seller or the Company is a party or by which either of them or any of their respective properties or assets is bound; (iii) constitute a violation of any Law applicable to the Seller or the Company; or (iv) result in the creation of any Lien upon the properties or assets of the Seller or the Company. Except as set forth on
Schedule 3.5, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller or the Company, as the case may be, with any of the provisions hereof or thereof.

          3.6 Capitalization. The authorized share capital of the Company consists of 1,000 ordinary shares of 1 pound per share, and the Company Stock constitutes all of the issued or outstanding shares or stock of the Company. All outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and nonassessable. Except for the Company Stock, there are no issued or outstanding proprietary or equity interests in the Company. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares or stock of the Company or other proprietary or equity interests in the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to directly or indirectly acquire, any shares or stock of the Company or other proprietary or equity interests in the Company, nor is the Company committed to issue any such option, warrant, right or security.

          3.7  Ownership of Shares.   The Seller is the
registered holder and beneficial owner of the Company Stock free and clear of any and all Liens, except for Liens set forth in Schedule 3.7 which shall be satisfied or otherwise released on or before the Closing Date. The Company is the registered holder and beneficial owner of all of the issued and outstanding shares or stock of the Subsidiary, free and clear of any and all Liens, except as set forth in Schedule 3.7. The Seller sells the Company Stock with full title guarantee.

          3.8  Financial Statements.  The Seller has delivered
to the Buyer copies of (i) the audited balance sheets of the
Company as at October 31, 1995 and 1996 and the related audited statements of income and retained earnings, and cash flows of the Company for the years then ended and the unaudited balance sheet of the Company as at April 30, 1997 and the related
unaudited statements of income and retained earnings, and cash flows of the Company for the period then ended (such audited and unaudited financial statements of the Company, including the related notes and schedules thereto, are referred to herein as the "Financial Statements").  Each of the Financial
Statements:    (i) fairly represents the financial position and
of the state of affairs of the Company as at their date and have not been affected by any unusual, extraordinary, exceptional or non-recurring event; (ii) complies with all relevant statutory requirements; (iii) were prepared in accordance with all relevant financial reporting standards and/or Statements of Standard Accounting Practice or, where there are none, in accordance with UK generally accepted accounting principles, and (iv) were prepared on a consistent basis and in accordance with the same accounting policies as have been used for the corresponding accounts for the last three (3) years, except that the audited balance sheet and the statements of income and retained earnings and cash flows for the year ended October 31, 1996 will be adjusted by 350,000 pounds to reflect a decrease in royalty expense and inter-company debt.

          For the purposes hereof, the audited balance sheet of the Company as at October 31, 1996 is referred to as the "Balance Sheet" and October 31, 1996 is referred to as the "Balance Sheet Date."

          3.9 No Undisclosed Liabilities. The audited accounts of the Company for the period ending on the Balance Sheet Date disclose or contain proper provisions and/or reserves for all material liabilities (actual, contingent or otherwise including, without limitation, deferred taxation) of the Company as at the Balance Sheet Date, and since the Balance Sheet Date the Company has not incurred or entered into any material debt, obligation or liability of any kind other than those incurred in the ordinary course of business consistent with past practice or otherwise expressly disclosed herein or in a schedule hereto. The Seller and the Company know of no facts (other than facts of a general economic or political nature or facts generally known within the industry) which have caused or in the future are reasonably likely to cause a Material Adverse Change to the Company which have not been set forth in the Financial Statements or expressly disclosed herein or in a schedule hereto. Where not otherwise stated in the audited accounts of the Company, the Seller has disclosed in
Schedule 3.9 full details of all deferred taxation liability. There are no conditions or circumstances existing as of the Closing Date which could give rise to liabilities which are not reflected as liabilities in the Financial Statements.

          3.10 Absence of Certain Developments. Except as set forth on Schedule 3.10 or as expressly contemplated by this Agreement, since the Balance Sheet Date:

               (i)  there has not been any Material Adverse
          Change to the Company nor, to the knowledge of the Seller or the Company has any event occurred which is reasonably likely to result in any Material Adverse Change to the Company;

               (ii)  there has not been any material damage,
          destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company;

               (iii)  there has not been any declaration,
          setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock, or other securities of, or other proprietary or equity interest in, the Company;

               (iv) there has not been any transfer, issue, sale or other disposition by the Seller or the Company of any shares of capital stock, proprietary or equity interests or other securities of the Company or any grant of options, warrants, rights or other securities to purchase or otherwise acquire shares of such capital stock, proprietary or equity interests or such other securities;

               (v)  the Company has not awarded or paid any
          bonuses to employees of the Company except in the ordinary course of business consistent with past practice or to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to the Company's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

               (vi)  there has not been any change by the
          Company in its accounting principles, methods or policies;

               (vii)  the Company has not entered into any
          transaction or Contract or conducted its business other than in the ordinary course of its business consistent with past practice;

               (viii)  other than in the ordinary course of
          business consistent with past practice, the Company has not failed to promptly pay and discharge current liabilities of the Company except where disputed in good faith by appropriate proceedings;

               (ix)  the Company has not made any loans,
          advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of the Seller (other than the Company);

               (x) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company except for assets of the Company acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

               (xi)  the Company has not discharged or
          satisfied any Lien, or paid any obligation or liability (fixed or contingent) of the Company, except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company taken as a whole;

               (xii)  the Company has not cancelled or
          compromised any debt or claim of the Company or amended, cancelled, terminated, relinquished, waived or released any Contract or right of the Company except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company taken as a whole;

               (xiii)  neither the Seller nor the Company has
          transferred or granted any rights under any concessions, leases, licenses or agreements of the Company or Intangible Property used by the Company in its business;

               (xiv) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $5,000 individually or $25,000 in the aggregate;

               (xv) the Company has not instituted or settled any material Legal Proceeding to which the Company is a party; and

               (xvi) the Company has agreed to do anything set forth in this Section 3.10 and the Seller has not agreed to cause the Company to do anything set forth in this Section 3.10.

          3.11 Taxes.

               (a) Except as provided on Schedule 3.11, the Company has timely filed with the appropriate Governmental Bodies all Tax Returns required to be filed by or with respect to the Company, its operations and assets, and all such Tax Returns are true, complete and correct and are not being disputed by any Governmental Body.

               (b) Except as provided on Schedule 3.11, the Company has timely paid (and until the Closing Date will timely pay) all Taxes that are due and payable on or before the Closing Date with respect to the Company, its operations and assets, except for Taxes that are being contested in good faith by appropriate proceedings disclosed on Schedule 3.11 and as to which adequate reserves have been or will be, as applicable, reflected on the Balance Sheet, the Preliminary Balance Sheet or the Final Balance Sheet.

               (c) Except as provided on Schedule 3.11, the Company has complied (and through and including the Closing Date will comply) with all applicable Laws relating to the payment and withholding of Taxes, and has timely deducted from employee wages and paid over (and through and including the Closing Date will timely deduct and pay over) to the Inland Revenue of England or other proper Governmental Bodies all amounts required to be so deducted and paid over for all periods under all applicable Laws.

               (d)   Except as provided on Schedule 3.11,
neither the Company nor the Seller has requested any extension of time within which to file any Tax Return covering any Tax for which the Company would be liable, which Tax Return has not since been filed.

               (e) The income Tax Returns of the Company have been examined by the appropriate Governmental Bodies, or the period covered by such Tax Returns has been closed by an applicable statute of limitations, for all periods through October 31, 1993. All deficiencies asserted as a result of such examinations or otherwise have been paid, fully settled or adequately provided for in the Balance Sheet, and no issue has been raised by a Governmental Body in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

               (f) Except as provided on Schedule 3.11, the Company has not executed or filed (and prior to the close of business on the Closing Date will not execute or file) with any Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company would be liable.

               (g) Except as described on Schedule 3.11, no audit, examination or other administrative proceeding or court proceeding is presently pending or been conducted since January 1, 1994 or, to the knowledge of the Seller or the Company, threatened with regard to any Taxes for which the Company would be liable.

               (h) Except as described on Schedule 3.11, the Company (i) has not agreed to and is not required to make any adjustment by reason of a change in accounting method initiated by the Company, (ii) has no knowledge that a Governmental Body has proposed any such adjustment or change in accounting method and (iii) has no application pending with any Governmental Body requesting permission for any change in accounting methods that relates to the business and operations of the Company.

               (i)   The Seller is not a "foreign person"
within the meaning of Section 1445 of the Code.

          3.12 Real Property.

               (a)   Neither the Company nor the Subsidiary
owns any freehold real property. Schedule 3.12 contains a correct and complete schedule of the documents under which the Company or the Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property Leases"). Neither the Company nor the Subsidiary is a party to any lease, sublease, license or other agreement for the use or occupancy of any real property other than the Real Property Leases. There exists no reciprocal easement or operating agreements relating to the Real Property Leases between the Company or the Subsidiary and any third party and, to the knowledge of the Seller and the Company, between the lessors under the Real Property Leases and any third party. The Subsidiary is the sole lessee under the Real Property Leases and the Subsidiary has not assigned, sublet, mortgaged or otherwise encumbered in any respect whatsoever its respective leasehold estate under the Real Property Leases. Neither the Company nor the Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

               (b)   Each of the Real Property Leases is a
valid and binding obligation enforceable by and against the Subsidiary in accordance with its terms, and there is no default under any of the Real Property Leases by the Company or the Subsidiary or, to the knowledge of the Seller and the Company, by any other party thereto and, to the knowledge of the Seller and the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No previous or current party to the Real Property Leases has given written notice of or made a Claim against the Company or the Subsidiary with respect to any breach or default thereunder which remains uncured or otherwise in existence as of the date hereof. All rent and other sums and charges payable by the Subsidiary under or in respect of the Real Property Leases have been paid. Each of the Real Property Leases covers the entire estate it purports to cover and, upon the consummation of the transactions contemplated by this Agreement, will continue to entitle the Company and/or the Subsidiary to the use, occupancy and possession of the real property specified in the Real Property Leases (the "Leased Property") and for the purposes such property is now being or is contemplated to be used by the Company or the Subsidiary. Complete and correct copies of the Real Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder, have been delivered to the Buyer. None of the rights of the Company or the Subsidiary under any of the Real Property Leases will be subject to termination or modification as a result of the transactions contemplated by this Agreement. The Leased Property complies in all material respects with all applicable Laws and no notice of violation of any such Law has been received by any of the Seller, the Company or the Subsidiary or, to the knowledge of the Seller, the Company or the Subsidiary, no such notice has been issued by any Governmental Body with respect to such property. To the knowledge of the Seller, the Company and the Subsidiary, no part of the Leased Property is subject to any conditional limitation imposed by virtue of any permission, notice or order under the Town & Country Planning Act 1990 and preceding Planning and Town & Country Planning Acts (collectively, the "Planning Acts") that would restrict or prevent the present use and operation of such property, that no development has been undertaken on or at any part of the Leased Property otherwise than in accordance with the provisions of the Planning Acts, the current use of the Leased Property is lawful for the purposes of the Planning Acts and there is no proposal or dispute that could negatively impact on the use and operation of a Leased Property. Except as set forth on Schedule 3.12, no labor has been performed or material furnished for any portion of the Leased Property for which any Lien having a value in excess of $5,000 in the aggregate can be claimed.

               (c)   No portion of the Leased Property is
dependent for its access, operation or utility on any land, building or other improvement not part of the Leased Property. The Leased Property has direct, unobstructed access, both pedestrian and vehicular, to public rights of way. All utility systems required in connection with use, occupancy and operation of the Leased Property are supplied directly to the Leased Property by facilities of public utilities, are sufficient for their present purposes, are fully operational and in working order, and are benefitted by customary utility easements providing for the continued use and maintenance of such systems.

          3.13 Tangible Personal Property.

               (a) The Company owns or leases all tangible personal property necessary for or used in the conduct of its business as now conducted. The Subsidiary does not own or lease any tangible personal property except to the extent that fixtures covered by the Real Property Leases may constitute tangible personal property.

               (b)   Schedule 3.13 sets forth all leases of
personal property involving annual payments in excess of $5,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the Company or any of its properties or assets is bound ("Personal Property Leases"), as well as a brief description of each such Personal Property Lease (including the date and substance of any amendments or modifications thereto), the parties thereto, the amount of annual payments in respect thereof and the termination date and the conditions of renewal thereof. Complete and correct copies of the Personal Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder, have been delivered or otherwise made available to the Buyer.

               (c) Each of the Personal Property Leases is valid and enforceable against the Company and the other party or parties thereto in accordance with its terms, and there is no default under any Personal Property Lease either by the Company or, to the knowledge of the Seller and the Company, by any other party thereto, and to the knowledge of the Seller and the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. To the knowledge of the Seller and the Company, no previous or current party to any such Personal Property Lease has given notice of or made a claim with respect to any breach or default thereunder. With respect to those Personal Property Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained. Except as set forth on Schedule 3.13, none of the rights of the Company under any of the Personal Property Leases will be subject to termination or modification as a result of the transactions contemplated by this Agreement.

               (d) The Company has good title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used for the operation of the business of the Company. All of the items of tangible personal property used by the Company under the Personal Property Leases are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

          3.14 Intangible Property.

               (a) Schedule 3.14 sets forth a complete and correct list of each material patent, trademark, trade name, service mark, brand mark, brand name, invention, industrial design, computer software developed by or specifically for the Company and copyright owned or, if material, used in the business of the Company as well as all registrations thereof and pending applications therefor, and each material license or other material Contract relating thereto (collectively, the "Intangible Property") and indicates, with respect to each item of Intangible Property, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the basic material terms of such license or other Contract relating thereto. Except as set forth on Schedule 3.14, each of the foregoing is owned by the party shown on such Schedule as owning the same free and clear of any and all Liens and is in good standing, no other Person or entity has any claim of ownership with respect thereto and, where applicable, all registrations or other required filings have been timely made. To the knowledge of the Seller and the Company, the use of the Intangible Property by the Company does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, invention, industrial design, computer software, copyright or any pending application therefor of any other Person. Except as set forth on Schedule 3.14, there have been no Legal Proceedings initiated to which the Company is a party or of which the Seller or the Company is aware, and neither the Seller nor the Company has received any notice or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of other Persons or have failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of the Intangible Property.

               (b)   The Company owns or licenses all
Intangible Property, trade secrets, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted or relating to products or processes under development. Except as set forth on Schedule 3.14, the Company has not forfeited or otherwise relinquished any such Intangible Property, trade secrets, know-how, formulae or other proprietary right used in and necessary for the conduct of its business as now conducted or relating to products or processes under development.

               (c) Each of the licenses or other Contracts relating to the Intangible Property ("Intangible Property Licenses") is valid and enforceable by or against the Company in accordance with its terms, and there is no default under any Intangible Property License by the Company or, to the knowledge of the Seller and the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Complete and correct copies of the Intangible Property Licenses, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder have been delivered or otherwise made available to the Buyer. Except as set forth on Schedule 3.14, no previous or current party to any such Intangible Property License has given notice of or initiated a Legal Proceeding with respect to any breach or default thereunder. With respect to those Intangible Property Licenses that were assigned or sublicensed to the Company by a third party, all necessary consents to such assignments or sublicenses have been obtained. Except as set forth on Schedule 3.14, none of the rights of the Company under any of the Intangible Property Licenses will be subject to termination or modification as a result of the transactions contemplated by this Agreement.

               (d) To the Seller's and Company's knowledge, except as set forth in Schedule 3.14, no third party is infringing upon any rights of the Company to the Intangible Property. Neither the Seller nor the Company is aware that any of Company's employees is obligated under any Contract or covenants or commitments of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his best efforts to promote the interests of the Company or that would conflict with the Company's business as presently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as presently conducted, will, to the Seller's or the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any Contract, covenant or commitment under which any of such employees is now obligated. Neither the Seller nor the Company believes that it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

          3.15 Material Contracts.

               (a)   Except as set forth on Schedules 3.12,
3.13 and 3.14 or as set forth on Schedule 3.15, neither the Company nor any of its properties or assets is a party to, bound by or subject to any (i) Contract not made in the ordinary course of business, the performance of which will extend over a period greater than thirty (30) days; (ii) Contract, whether or not made in the ordinary course of business, which as of or after the Closing Date will obligate the Company to sell or deliver any product or service, taken as a whole, at a price which does not cover the aggregate cost (including labor, materials and production overhead) thereof plus the customary profit margin associated with such product or service, which is not terminable by the Company within thirty (30) days after written notice thereof and without liability to the Company; (iii) employment, consulting, non-competition, severance, golden parachute or indemnification Contract (including, without limitation, in each case any Contract to which the Company is a party involving employees of the Company), which is not terminable by the Company, as the case may be, within thirty (30) days after written notice thereof and without liability to the Company; (iv) advertising, public relations, franchise, distributorship, sales representative or sales agency Contract, which is not terminable by the Company, as the case may be, within thirty
(30) days after written notice thereof and without liability to the Company; (v) Contract (including, without limitation, purchase orders issued by customers or to suppliers of the Company which remain open as of the date of this Agreement) involving the commitment or payment in excess of $10,000 for the future purchase of services or equipment; (vi) Contract among stockholders or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets, partnership interests or capital stock of the Company or any other Person or involving a sharing of profits; (vii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of the Company involving an amount in excess of $10,000; (viii) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract involving an amount in excess of $10,000; (ix) confidentiality agreement, non-solicitation agreement, non-competition agreement or other similar Contract restricting in any way the scope or nature of business which may be conducted by the Company or any of its affiliates; (x) Contract with any Governmental Body except standard purchase orders with any Governmental Body in the ordinary course of business; (xi) Contract with respect to the discharge, storage or removal of Hazardous Materials; (xii) retainer Contract with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisers; or (xiii) commitment or agreement to enter into any of the foregoing. Except as set forth on
Schedule 3.15, the Company is not a party to or bound by any distributorship, sales representative or sales agency Contract with any Person in respect of products and/or services manufactured, sold or marketed by the Company. There has been delivered or otherwise made available to the Buyer complete and correct copies of the Contracts listed on Schedule 3.15, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder. With respect to (x) certain Contracts of the type described in clause (v) above and (y) Contracts which are not in writing,
Schedule 3.15 contains a description of the material terms thereof (including, without limitation, the parties thereto, the amount of consideration thereunder and any termination provisions contained therein or pertaining thereto).

               (b)   Each of the Contracts listed on Schedule
3.15 is valid and binding obligation enforceable by and against the Company in accordance with its terms, and there is no material or known default under any Contract listed or described on Schedule 3.15 either by the Company or, to the knowledge of the Seller and the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any Contract set forth on Schedule
3.15 has given notice of or initiated a Legal Proceeding with respect to any breach or default thereunder.

               (c)   With respect to any Contract listed or
described on Schedule 3.15 that was assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained. Except as set forth on Schedule 3.15, none of the rights of the Company under any of the Contracts listed or described on Schedule 3.15 will be subject to termination or modification as a result of the transactions contemplated by this Agreement.

          3.16 Employees; Employee Benefits.

               (a) Schedule 3.16(a) sets forth a complete and correct list of all employees of the Company, together with their job descriptions and rates of pay.

               (b)   Other than under or in respect to the
Digital Audio Group Personal Pension Scheme and the Digital Audio Rothchild Group Personal Pension Scheme (collectively, the "GPPs"), no obligations, liabilities or promises have been created or made by the Company to pay any gratuity, or to provide retirement, death, disability, sickness, accident, termination of employment, or other like benefit, or to contribute to or participate in any scheme or any arrangement providing any such benefits for or in respect of any past or present employee of the Company. There is no contribution due but unpaid in respect of the GPPs which has not been accrued for in the Financial Statements. The GPPs are group personal pension plans and no assurance, promise or guarantee (either written or oral) has been made or given to any member of the GPPs of any particular level or amount of benefits (other than insured lump sum death in service benefits) to be provided for or in respect of him under the GPPs on retirement death or leaving service.

          3.17 Labor.

               (a) The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

               (b)   No employees of the Company are
represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Seller or the Company, threatened to be brought or filed, with any Governmental Body. There is no organizing activity involving the Company pending or, to the knowledge of the Seller or the Company, threatened by any labor organization or group of employees of the Company.

               (c) Neither the Seller nor the Company has any knowledge of any (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of the Seller or the Company, threatened against or involving the Company. Except as set forth on Schedule 3.17, there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Seller or the Company, threatened by or on behalf of any employee or group of employees of the Company nor are the Seller or the Company aware of any circumstances which might give rise to such charges, grievances or complaints.

               (d)   Except as set forth on Schedule 3.17,
there are no complaints, charges or claims of any kind against the Company pending or, to the knowledge of the Seller or the Company, threatened to be brought or filed, with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or engagement by the Company of any individual as an employee or independent contractor. Hours worked by and payments made to employees of the Company have not been in violation of any Law dealing with such matters. The Company is in compliance with all Laws and Orders relating to employment, including all such Laws and Orders relating to wages, hours, pay practices, benefits, collective bargaining, discrimination, retaliations, civil rights, sexual and other types of unlawful harassment, safety and health, leaves of absence, accommodation of individuals with disabilities, pay equity and the collection and payment of PAYE and National Insurance.

               (e) Except as set forth on Schedule 3.17, all employees of the Company are employed on an at-will basis and are terminable upon giving notice without any liability or obligation to them except as provided by Law.

          3.18 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Seller or the Company, threatened (or any basis therefor known to the Seller or the Company) that question the validity of this Agreement or the Seller Documents or any action taken or to be taken by the Seller or the Company in connection with the consummation of the transactions contemplated hereby or thereby. Schedule 3.18 sets forth a list of all Legal Proceedings pending or, to the knowledge of the Seller or the Company, threatened against (or any basis therefor known to the Seller or the Company) or involving the Company or any properties or assets of the Company, at law or in equity. There is no outstanding or, to the knowledge of the Seller or the Company, threatened (or any basis therefor known to the Seller or the Company) Order of any Governmental Body against, involving or naming the Company or involving any of its properties or assets. Schedule 3.18 sets forth a list of all Legal Proceedings pending or contemplated in which the Company is the plaintiff.

          3.19 Compliance with Laws; Permits.

               (a) Except as set forth on Schedule 3.19, the Company is and at all times has been in compliance with all Laws and Orders promulgated by any Governmental Body applicable to the Company or to the conduct of the business or operations of Company or the use of any of its properties (including the Leased Properties) and assets. Except as set forth on Schedule 3.19, neither the Seller nor the Company has received, or knows of the issuance of, any notices of any violation or alleged violation of any such Law or Order of any Governmental Body. Except as set forth on Schedule 3.19, any products manufactured, sold, marketed, distributed or delivered by the Company ("Products") are and at all times have been in compliance with all Laws and Orders promulgated by any Governmental Body applicable to the Products, there are no product recalls by any Governmental Body pending or, to the knowledge of the Seller and the Company, contemplated or threatened, with respect to any of the Products and, to the knowledge of the Seller and the Company, there are no pending or threatened investigations by any Governmental Body with respect to any of the Products.

               (b)   Schedule 3.19 lists all Permits of the
Company issued or granted by all Governmental Bodies, indicating, in each case, the expiration date thereof. The Company has all Permits that are required to be obtained by the Company to permit the operations of its business in the manner in which such operations are currently conducted. To the knowledge of the Seller and the Company, such Permits have been validly issued to the Company by the appropriate Governmental Bodies in compliance, in all material respects, with all applicable Laws, and the Company has complied with all conditions of such Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit. All such Permits are in full force and effect without further consent or approval of any Person. Schedule 3.19 also lists all Permits applied for or expected to be applied for by the Company.

          3.20 Environmental Matters. (i) The operations of the Company have been and, as of the Closing Date, will be in compliance with all Environmental Laws; (ii) the Company has obtained, currently maintains and, as of the Closing Date, will have all Environmental Permits required for its operations; all such Environmental Permits are and, as of the Closing Date, will be, in full force and effect and in good standing; there are no Legal Proceedings pending or, to the knowledge of the Seller or the Company, threatened with respect to any such Environmental Permit; the Company is, and as of the Closing Date will be, in material compliance with such Environmental Permits; and neither the Seller nor the Company has received any notice from any source, or has otherwise obtained knowledge, to the effect that there is lacking any Environmental Permit required in connection with the current operations of the Company or the current use or operation of the Leased Property or any real property previously leased or owned by the Company; (iii) the Company and all of their past and current Facilities and operations are not (x) subject to any outstanding written Order or Contract, including Environmental Liens, with or in favor of any Regulatory Authority or (y) to the knowledge of the Seller or the Company, subject to any investigation respecting (A) Environmental Laws,
(B) any Remedial Action or (C) any Environmental Claim; (iv) the Company is not subject to any Legal Proceeding alleging the violation of any Environmental Law or Environmental Permit; (v) neither the Seller nor the Company has received (nor, to the knowledge of the Seller or the Company, has there been issued) any written communication that alleges that the Company is not in compliance with any Environmental Law or Environmental Permit; (vi) the Company has not caused or permitted any Hazardous Materials to remain or be disposed of, either on or under real property legally or beneficially owned or operated by the Company or on any real property not permitted to accept, store or dispose of such Hazardous Materials other than in compliance with Environmental Laws and Permits; (vii) the Company has no liabilities (other than those related to its disposal obligations) with respect to Hazardous Materials;
(viii) none of the operations of the Company involve the generation, transportation, treatment, storage or disposal of hazardous waste or controlled waste other than in compliance with Environmental Laws and Permits; and (ix) to the knowledge of the Seller and the Company, there is not now on or in the Leased Property, nor have there been, (A) any underground storage tanks or surface tanks, dikes or impoundments; (B) any asbestos-containing materials or (C) any polychlorinated biphenyls.

          3.21 Investment Company Act. The Seller is not, and is not directly or indirectly controlled by or acting on behalf of any Person that is, an investment company within the meaning of the Investment Company Act of 1940, as amended (an "Investment Company"), and, immediately following the consummation of the transactions contemplated by this Agreement, the Seller will not be, and will not be directly or indirectly controlled by or acting on behalf of any Person that will be, an Investment Company.

          3.22 Insurance. Schedule 3.22 sets forth a list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect. The Seller or the Company have delivered or otherwise made available to the Buyer complete and correct copies of each such policy, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

          3.23 Receivables; Payables.  Subject to the Final
Balance Sheet:

               (a)   All accounts receivable of the Company
have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are legally binding. All accounts receivable of the Company reflected on the Financial Statements or arising after the date thereof are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with generally accepted accounting principles consistently applied.

               (b)   All accounts payable of the Company
reflected on the Balance Sheet, or arising after the date thereof, are the result of bona fide transactions in the ordinary course of business and have been paid or, in the ordinary course of business consistent with the Company's past practices, have not yet been paid.

               (c) Except for customer pre-payments in the ordinary course of business which are or will be reflected on the Balance Sheet, the Preliminary Balance Sheet or the Final Balance Sheet, the Company has not received any advance payments, deposits or similar payments in respect of any goods sold or to be sold or services performed or to be performed after the Closing Date.

          3.24 Customers and Suppliers. Schedule 3.24 lists (on a dollar amount basis) the fifteen (15) largest customers in terms of sales and the twenty (20) largest suppliers in terms of purchases of the Company taken as a whole during the year ended October 31, 1996 and the approximate amount of sales to each such customer and purchases from each such supplier during such year. Except as expressly set forth on Schedule 3.24, (i) the relationships of the Company taken as a whole with its customers and suppliers have been entered into and are conducted pursuant to arms' length transactions, and (ii) since January 1, 1996 no customer or supplier of the Company set forth on Schedule 3.24 or other material customer or supplier of the Company has cancelled, otherwise terminated, materially altered, or threatened in writing to cancel, otherwise terminate or materially alter, its relationship with the Company or withheld or materially delayed payment for, or shipment of, any products or threatened in writing to do so.

          3.25 Related Party Transactions. Except as set forth on Schedule 3.25, since the Balance Sheet Date and as of the date hereof, neither the Seller nor any of its Affiliates has entered into any transaction with or is a party to any Contract with the Company. Except as set forth on Schedule 3.25, neither the Seller nor any of its Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

          3.26 Banks; Powers of Attorney and Proxies.  Schedule
3.26 sets forth a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.26, no Person holds a power of attorney, proxy or similar instrument to act on behalf of the Company.

          3.27 Special Terms; Product Warranties. Except as set forth on Schedule 3.27, the Company has not provided any customer with any special credit, discount or other terms outside the ordinary course of business consistent with past practice. Except in the ordinary course of business consistent with past practices and within industry norms, no express product or service warranties or guarantees have been given by the Company.

          3.28 Entire Business. The assets, properties and rights which will be owned or leased by the Company or the Subsidiary as of the Closing Date will constitute all of the tangible and intangible property used by and necessary to the Company in connection with the conduct of its businesses as now conducted.

          3.29 Investment in DSI Stock.

               (a) The Seller has (i) received and reviewed this Agreement, including all schedules and exhibits hereto, the Buyer Disclosure Documents (as defined in Section 4.5), the Certificate of Incorporation, as amended, of the Buyer, and the By-laws of the Buyer, as amended, and (ii) had, during the course of the transactions contemplated hereby and prior to the Seller's receipt of DSI Stock, the opportunity to ask questions of, and has received answers from, the Buyer concerning the transactions contemplated hereby and to obtain any additional information which the Buyer possesses or could acquire without unreasonable effort or expense; provided, however, that no such investigation by the Seller shall limit or modify any representation or warranty made under this Agreement by the Buyer or rights which the Seller may have with respect thereto.

               (b) The Seller is acquiring DSI Stock for its own account, for investment, and not with a view to any resale or "distribution" thereof within the meaning of the Securities
Act of 1933, as amended (the "Securities Act").

               (c) The Seller understands that because DSI Stock to be received by it pursuant to this Agreement has not been registered under the Securities Act, the Seller cannot dispose of any of such DSI Stock until such DSI Stock is subsequently registered under the Securities Act or an exemption from such registration is available. The Seller understands that each certificate representing such DSI Stock will bear the following legend or one substantially similar thereto:

          THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
          THE SECURITIES ACT OF 1933, AS AMENDED (THE
          "ACT"), OR ANY APPLICABLE STATE OR FOREIGN
          SECURITIES LAWS.  THESE SECURITIES HAVE
          BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A
          VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT
          BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED
          OR OTHERWISE TRANSFERRED WITHOUT AN
          EFFECTIVE REGISTRATION STATEMENT FOR SUCH
          SECURITIES UNDER THE ACT AND ANY APPLICABLE
          STATE AND FOREIGN SECURITIES LAWS OR THE
          AVAILABILITY OF AN EXEMPTION FROM SUCH
          REGISTRATION REQUIREMENTS.

               (d) The Seller is sufficiently knowledgeable and experienced in financial matters so as to be able to evaluate the risks and merits of its investment in DSI Stock and is able to bear the economic risk of loss of its entire investment in DSI Stock. The Seller is an "accredited investor" as such term is defined in Rules 215 and 501 promulgated under the Securities Act.

               (e) If the Seller desires to dispose of DSI Stock pursuant to Rule 144A under the Securities Act, the Seller will re-offer and resell DSI Stock only to persons whom such Stockholder reasonably believes to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, and each of whom, in purchasing such DSI Stock will be deemed to have represented and agreed that (i) it is purchasing DSI Stock for its own account or an account with respect to which it exercises sole investment discretion and it or such accounts are "qualified institutional buyers", (ii) such DSI Stock will not have been registered under the Securities Act and may be resold, pledged or otherwise transferred, only (A)(1) inside the United States to a person who the Stockholder reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, or in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Buyer so requests), (2) to the Buyer, (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act and (B) in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction, and (iii) the holder will, and each subsequent holder is required to, notify any purchaser from it of the DSI Stock of the resale restrictions set forth in (ii) above.

               (f) The Seller has been advised that the DSI Stock to be received by it pursuant to the transactions contemplated by this Agreement has not been registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Buyer in issuing DSI Stock to such Stockholder pursuant to this Agreement in reliance upon, among other things, the representations and warranties of the Seller contained in this Section 3.29.

          3.30 Financial Advisors.  Except as set forth on
Schedule 3.30, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller or the Company in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Seller or the Company. The Seller shall be solely responsible for the obligations described in Schedule 3.30.

          3.31 Disclosure. No representation or warranty made by the Seller in this Agreement, or in the Seller Documents or other instruments or certificates delivered pursuant to this Agreement, contains at the time made and of the respective dates or will contain as of the Closing Date any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, taken as a whole, not misleading except as the accuracy and/or completeness thereof may be affected by this Agreement and the transactions contemplated hereby.

          4.   Representations and Warranties of the Buyer.
The Buyer hereby represents and warrants to the Seller that:

          4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Buyer and each Subsidiary of the Buyer is duly qualified or authorized to do business as a foreign corporation, and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, other than in such jurisdictions where the failure to be so qualified or licensed would not cause a Material Adverse Change to the Buyer.

          4.2 Authorization of Agreement. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each other Contract, document or certificate contemplated by this Agreement to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the "Buyer Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Documents have been duly authorized by all necessary corporate, including stockholder, action on the part of the Buyer. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly executed and delivered by the Buyer, and this Agreement constitutes, and each of the Buyer Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

          4.3 Consents of Third Parties. The execution and delivery by the Buyer of this Agreement and the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, and compliance by the Buyer with the provisions hereof and thereof will not (i)conflict with, or result in the breach of, any provision of the certificate of incorporation or By-laws of the Buyer; (ii) conflict with, violate, result in the breach of, or constitute a default or give rise to a right of termination or acceleration under any Contract or Order to which the Buyer is a party or by which it or any its properties or assets is bound, which, either individually or in the aggregate, could result in a Material Adverse Change to the Buyer; (iii) constitute a violation of any Law applicable to the Buyer; or (iv) result in the creation of any Lien upon the properties or assets of the Buyer. Except as set forth on Schedule 4.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by the Buyer with any of the provisions hereof or thereof.

          4.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Buyer, threatened that question the validity of this Agreement or any of the Buyer Documents or any action taken or to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby or thereby.

          4.5 The Buyer Disclosure Documents. The Buyer has previously delivered to the Seller, and the Seller hereby acknowledges receipt of, complete and correct copies of (i)the Buyer's Annual Report on Form 10-K for the year ended March 31, 1996, (ii) the Buyer's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996, September 30, 1996, and December 31, 1996, (iii)the Buyer's Certificate of Incorporation, as amended, (iv) the Buyer's By-laws, as amended (collectively with the documents referred to in clauses (i), (ii), (iii) and
(iv) of this Section 4.5 and the additional documents referred to in Section 5.8(b), the "Buyer Disclosure Documents"). The Buyer Disclosure Documents are incorporated herein by reference and made a part hereof. No representation or warranty of the Buyer contained in this Agreement or any of the Buyer Documents and no statement contained in any document, certificate or schedule furnished or to be furnished on or prior to the Closing Date by or on behalf of the Buyer contains or will contain as of the Closing Date, and none of the Buyer Disclosure Documents as of the respective dates thereof contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, taken as a whole, not misleading except as the accuracy and/or completeness thereof may be affected by this Agreement and the transactions contemplated hereby.

          4.6  Capitalization.

               (a) The authorized capital stock of the Buyer consists of 12,000,000 shares of Common Stock, par value $.05 per share, of which 4,473,820 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid and nonassessable, except as provided in Section 630 of the New York Business Corporation Law, and none of such shares is subject to any preemptive or subscription rights.

               (b)   On the Closing Date, the shares of DSI
Stock delivered to the Seller will be duly authorized, validly issued, fully paid and nonassessable, except as provided in
Section 630 of the New York Business Corporation Law, not subject to any Lien.

          4.7  Absence of Certain Developments.  Since March
31, 1997, there has not been any Material Adverse Change to the Buyer nor has any event occurred which is reasonably likely to result in a Material Adverse Change to the Buyer.

          4.8 SEC Reports. The Buyer is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and has filed on a timely basis all reports required to be filed by it under Section 13 or 15(d) at all times since the Buyer has been subject to such reporting requirements.

          4.9 Financial Advisors. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Buyer.

          4.10 Exempt Status. Subject to the accuracy of the Seller's representations and warranties in Section 3.29, the shares of DSI's common stock issuable to the Seller pursuant to this Agreement will be exempt from registration under applicable federal and state securities laws.

          4.11 Corporate Records.  The copies of the
Certificate of Incorporation and By-laws of the Buyer previously delivered to the Seller are complete, correct and up to date.

          4.12 No Undisclosed Liabilities. The financial statements of the Buyer included in the Buyer Disclosure Documents disclose or contain proper provisions and/or reserves for all material liabilities (actual, contingent or otherwise including, without limitation, deferred taxation) of the Buyer as at the dates presented, and since December 31, 1996 the Buyer has not incurred or entered into any material debt, obligation or liability of any kind other than those incurred in the ordinary course of business consistent with past practice or otherwise expressly disclosed herein or in a schedule hereto. The Buyer knows of no facts (other than facts of a general economic or political nature or facts generally known within the industry) which have caused or in the future are reasonably likely to cause a Material Adverse Change to the Buyer which have not been set forth in the Buyer Disclosure Documents or expressly disclosed herein or in a schedule hereto. There are no conditions or circumstances existing as of the Closing Date which could give rise to liabilities which are not reflected as liabilities in the Buyer Disclosure Documents.

          4.13 Compliance with Laws; Permits.

               (a) The Buyer is and at all times has been in compliance with all Laws and Orders promulgated by any Governmental Body applicable to the Buyer or to the conduct of the business or operations of Buyer or the use of any of its properties and assets. The Buyer has not received, and does not know of the issuance of, any notices of any violation or alleged violation of any such Law or Order of any Governmental Body. Except as set forth on Schedule 4.13, any products manufactured, sold, marketed, distributed or delivered by the Buyer ("Buyer Products") are and at all times have been in compliance with all Laws and Orders promulgated by any Governmental Body applicable to the Buyer Products, there are no product recalls by any Governmental Body pending or, to the knowledge of the Buyer, contemplated or threatened, with respect to any of the Buyer Products and, to the knowledge of the Buyer, there are no pending or threatened investigations by any Governmental Body with respect to any of the Buyer Products.

               (b)   The Buyer has all Permits that are
required to be obtained by the Buyer to permit the operations of its business in the manner in which such operations are currently conducted. To the knowledge of the Buyer, such Permits have been validly issued to the Buyer by the appropriate Governmental Bodies in compliance, in all material respects, with all applicable Laws, and the Buyer has complied with all conditions of such Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit. All such Permits are in full force and effect without further consent or approval of any Person.

          4.14 Environmental Matters. (i) The operations of the Buyer have been and, as of the Closing Date, will be in compliance with all Environmental Laws; (ii) the Buyer has obtained, currently maintains and, as of the Closing Date, will have all Environmental Permits required for its operations; all such Environmental Permits are and, as of the Closing Date, will be, in full force and effect and in good standing; there are no Legal Proceedings pending or, to the knowledge of the Buyer, threatened with respect to any such Environmental Permit; the Buyer is, and as of the Closing Date will be, in material compliance with such Environmental Permits; and the Buyer has not received any notice from any source, or has otherwise obtained knowledge, to the effect that there is lacking any Environmental Permit required in connection with the current operations of the Buyer or any real property presently or previously leased or owned by the Buyer; (iii) the Buyer and all of its past and current properties and operations are not (x) subject to any outstanding written Order or Contract, including Environmental Liens, with or in favor of any Governmental Body or (y) to the knowledge of the Buyer, subject to any investigation respecting (A) U.S. Environmental Laws, (B) any Remedial Action or (C) any Environmental Claim;
(iv) the Buyer is not subject to any Legal Proceeding alleging the violation of any U.S. Environmental Law or Environmental Permit; (v) the Buyer has not received (and to the knowledge of the Buyer, there has not been issued) any written communication that alleges that the Buyer is not in compliance with any U.S. Environmental Law or Environmental Permit; (vi) the Buyer has not caused or permitted any Hazardous Materials to remain or be disposed of, either on or under real property legally or beneficially owned or operated by the Buyer or on any real property not permitted to accept, store or dispose of such Hazardous Materials other than in compliance with U.S. Environmental Laws and Permits; (vii) the Buyer has no liabilities (other than those related to its disposal obligations) with respect to Hazardous Materials; (viii) none of the operations of the Buyer involve the generation, transportation, treatment, storage or disposal of hazardous waste or controlled waste other than in compliance with U.S. Environmental Laws and Permits; and (ix) to the knowledge of the Seller and the Buyer, there is not now on or in the property owned or leased by the Buyer, nor have there been, (A) any underground storage tanks or surface tanks, dikes or impoundments; (B) any asbestos-containing materials or (C) any polychlorinated biphenyls.

          4.15 Investment in Company Stock.

               (a)   The Buyer has (i)received and reviewed
this Agreement, including all schedules and exhibits hereto, certain documents relating to the Company as have been requested by the Seller, the Certificate of Incorporation, as amended, of the Company, and the Memorandum and Articles of Association of the Company, and (ii) had, during the course of the transactions contemplated hereby and prior to the Buyer's receipt of Company Stock, the opportunity to ask questions of, and has received answers from, the Seller and the Company concerning the transactions contemplated hereby and to obtain any additional information which the Seller or the Company possesses or could acquire without unreasonable effort or expense; provided, however, that no such investigation by the Buyer shall limit or modify any representation or warranty made under this Agreement by the Seller or rights which the Buyer may have with respect thereto.

               (b) The Buyer is acquiring the Company Stock for its own account, for investment, and not with a view to any resale or "distribution" thereof within the meaning of the Securities Act.

          5.   Further Agreements of the Parties.

          5.1  Access to Information; Confidentiality.

               (a)   The Seller agrees that, prior to the
Closing Date, the Buyer shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause the Company to cooperate, fully therein. No investigation by the Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller or the Company contained in this Agreement or the Seller Documents. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Seller shall, and shall cause the Company to, use reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Seller or the Company to cooperate fully with the Buyer and its representatives in connection with such review and examination. In addition, the Buyer and its officers, employees and representatives with the consent of the Seller, which shall not be unreasonably withheld, may contact and communicate with the customers and suppliers of the Company so long as such communications do not interfere with the business or operations of the Company and so long as the information obtained from such communications is only used in connection with the transactions contemplated by this Agreement.

               (b)   The Buyer agrees that, prior to the
Closing Date, the Seller shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Buyer and such examination of the books, records and financial condition of the Buyer as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Buyer shall cooperate, and shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate, fully therein. No investigation by the Seller shall diminish or obviate any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement or the Buyer Documents.

               (c) Any information provided to the Buyer, the Seller or their respective officers, employees or representatives pursuant to this Agreement shall be held by the Buyer, the Seller and such officers, employees or representatives in strict confidence, and used by them only for purposes of the transactions contemplated by this Agreement.
If the Closing does not occur, all copies of such information in whatever form shall be returned to the party providing the information, and all copies of documents prepared by the Buyer, the Seller or their officers, employees or representatives incorporating any such information, in whatever form, shall be destroyed.

          5.2 Conduct of the Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed, the Seller shall and shall cause the Company to:

               (i) conduct the business of the Company only in the ordinary course consistent with past practice;

               (ii)  not (A) declare, set aside, make or pay
          any dividend or other distribution in respect of the capital stock of the Company (other than to distribute as a dividend or repayment of inter-company advances cash of the Company as of the Closing Date to the extent that the amount of such cash does not exceed 1,008,000 pounds); (B) repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other proprietary or equity interests in, the Company; (C) transfer, issue, sell or dispose of any shares of capital stock, or other proprietary or equity interests in, or other securities of the Company or grant options, warrants, calls or other rights to directly or indirectly purchase or otherwise acquire shares of capital stock or other securities of, or other proprietary or equity interests in, the Company;

               (iii)  not issue or agree to issue any more
          shares or stock nor effect any recapitalization, reclassification, division, consolidation or like change in the capitalization of the Company;

               (iv) not amend the Memorandum and Articles of Association of the Company;

               (v) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management other than Peter Pritchett) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

               (vi)  maintain insurance upon all of the
          properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement (with insurers of substantially the same or better financial condition);

               (vii)  (A) maintain the books, accounts and
          records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all contractual and other obligations applicable to the operations of the Company;

               (viii) not, other than in the ordinary course of business consistent with past practice and without materially increasing the benefits or the costs thereof, (A) increase the compensation payable or to become payable by the Company to any of their respective directors, officers, employees, agents or representatives, (B) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or (C) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company, except as provided under Section 5.14;

               (ix) except for trade payables incurred in the ordinary course of business consistent with past practice and for indebtedness for borrowed money incurred in the ordinary course of business from the existing revolving credit facility of the Company and consistent with past practice, not create, incur, acquire or assume or become subject to, or agree to incur or become subject to, any debt, obligation or liability (contingent or otherwise) on behalf of the Company;

               (x)  not acquire any material properties or
          assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company (except for fair consideration in the ordinary course of business consistent with past practice);

               (xi) not cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

               (xii) not enter into any commitment for capital expenditures of the Company in excess of $5,000 for any individual commitment and $25,000 for all commitments in the aggregate;

               (xiii) not enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

               (xiv)  not introduce any material change with
          respect to the operations of the Company;

               (xv) not permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size, subject matter or otherwise is not in the ordinary course of business consistent with past practice;

               (xvi)  promptly notify the Buyer of (A) any
          Extraordinary Loss or Extraordinary Losses suffered by the Company, (B) any casualty losses or damages suffered by the Company with respect to property and assets having an individual replacement cost of more than $10,000 or aggregate replacement cost of more than $50,000 or which could cause a Material Adverse Change, whether or not such losses or damages are covered by insurance, and (C) (i) any Legal Proceeding commenced or threatened by or against the Company or (ii) any Legal Proceeding commenced or threatened against the Seller relating to the transactions contemplated by this Agreement;

               (xvii) not permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new area of business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

               (xviii) not permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Seller or any of its Affiliates (other than the Company);

               (xix)  promptly and accurately record in the
          appropriate records and books of account and minute books of the Company, all material corporate action taken on or after the date hereof by the Company or the Board of Directors (including committees thereof) of the Company and promptly following such recordation deliver true, correct and complete copies thereof to the Buyer;

               (xx) unless the Buyer has given written notice to the Company that it is abandoning the transactions contemplated by this Agreement, not permit any of their respective directors, officers, employees, Affiliates, representatives or agents to, directly or indirectly, (A) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets, or capital stock or securities of, or other proprietary or equity interest in, the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (B) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction,
          (C) furnish or cause to be furnished, to any Person any information, other than any information furnished prior to April 25, 1997, the date of the letter of intent among the Seller and the Buyer, concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (D) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; and

               (xxi) not agree to do anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect.

          5.3 Records of the Company. The originals or complete and correct copies of all of the books, records, accounts, files, logs, ledgers, journals, advertising material, Contracts and other documents (including such of the foregoing as are stored electronically in computer data bases) held by the Seller and used by the Company in connection with the conduct of its business as of the Closing Date and any stock records it is obligated to hold shall be delivered or made available to the Buyer at the Closing in form and format reasonably satisfactory to the Buyer.

          5.4 Consents. Each of the Seller and the Buyer shall, and the Seller shall cause the Company to, use its best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 3.5 hereof; provided, however, that none of the Company, the Seller or the Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

          5.5 Other Actions. Each of the Seller and the Buyer shall, and the Seller shall cause the Company to, use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement,
(ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement set forth in Section 6, and (iii) provide the necessary time for the accounting staff of the Company to assist the independent auditors in connection with the preparation of the Final Balance Sheet.

          5.6 Preservation of Records. The Seller and the Buyer agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Seller, the Company or the Buyer or any of their Affiliates or in order to enable the Seller, the Company or the Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby.

          5.7 Publicity. None of the Seller, the Company, the Buyer or their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless otherwise required by applicable Law or by the applicable rules, regulations and policies of the Nasdaq Stock Market.

          5.8  Updating of Information.

               (a)   The Seller shall, or shall cause the
Company to, promptly deliver to the Buyer any information concerning events subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representations and warranties contained herein, including the schedules hereto, or delivered by the Seller or the Company pursuant to any of the covenants contained herein in order that the information contained herein or so delivered be complete and accurate in all material respects; it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by the Buyer of any of the conditions precedent to the Closing hereunder.

               (b) The Buyer shall promptly deliver to the Seller copies of any reports that the Buyer files prior to the Closing Date with the Securities and Exchange Commission (the "SEC") under the Exchange Act and, upon such delivery, for purposes of this Agreement, such documents shall thereafter be deemed to constitute "Buyer Disclosure Documents."

          5.9  Certain Tax Matters.

               (a) For all federal, state, local and foreign Tax purposes, each of the parties hereto agrees to treat the purchase of the Company Stock to be consummated pursuant to the terms and conditions of this Agreement as a tax-free reorganization described in Section 368(a) of the Code.
Neither the Seller nor the Buyer makes any representations or warranties to the other as to whether the transaction contemplated by this Agreement will in fact qualify as such tax-free reorganization. Neither the Seller nor the Buyer shall take any action, or permit the Company to take any action, that could reasonably be expected to prevent such purchase of the Company Stock from qualifying as such tax-free reorganization.

               (b) The Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Company that are due on or after the Closing Date.

               (c) The Buyer shall promptly notify the Seller in writing upon receipt by the Buyer or any Affiliate of the Buyer of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company, so long as any Pre-Closing Period remains open, and
(ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Buyer or any Affiliate of the Buyer which may affect the Tax liabilities of the Company for any Pre-Closing Period. The Seller shall promptly notify the Buyer in writing upon receipt by the Seller of notice hereinafter received of any pending or threatened federal, state, local or foreign Tax audits or assessments relating, in whole or in part, to the income, properties or operations of the Company.

               (d) After the Closing Date, the Buyer and the Seller shall provide each other, and the Buyer shall cause the Company to provide the Seller, with such cooperation and information relating to the Company as either party reasonably may request in filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, and the Buyer shall cause the Company to retain, all Returns, schedules, work papers and other material documents relating thereto, until the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such Returns and other documents are offered and delivered to the Seller or the Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.9 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Notwithstanding the foregoing, neither the Seller nor the Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.9(d); provided, however, no request shall be deemed unreasonable if made in response to the request of a taxing authority for information or documents not in the possession of the requested party nor otherwise reasonably available to it.

               (e) All registration, stamp, value-added or other similar taxes that are payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Company Stock hereunder shall be borne by the Seller, except that the stamp tax shall be borne equally by the Buyer and the Seller, and all such taxes payable or attributable to the sale, transfer or delivery of the DSI Stock hereunder shall be borne by the Buyer. The Seller and the Buyer, as the case may be, shall file, or shall prepare and the Buyer shall cause the Company to file, all necessary Tax Returns and other documentation with respect to the Taxes described in this Section 5.9(e).

          5.10 Preparation of Certain Financial Statements. After the Closing, at the request of the Buyer, the Seller shall reasonably cooperate with and assist the Buyer and its independent public accountants, in the compilation and preparation of all financial statements and financial statement schedules of the Company (prepared in accordance with generally accepted accounting principles) and reports and consents of the Company's auditors prior to the Closing, as may be necessary for the Buyer to comply in a timely manner with SEC reporting requirements. If requested by the Buyer, the Seller shall deliver to the independent public accountants of the Buyer and the Company all engagement letters and management representation letters, as may be reasonably requested by the Buyer or such accountants, which shall cover the periods set forth above and such other periods from the year ended October 31, 1994 through the Closing Date as the Buyer may reasonably request. In connection with the foregoing, the Seller shall use its best efforts to cause the Company's auditors to cooperate with and assist the Buyer and its independent public accountant in the preparation of the audited and unaudited financial statements contemplated by this Section 5.10; provided, however, that the Seller shall not be obligated to pay any consideration in connection with the foregoing undertaking.

          5.11 Continuity of Business Enterprise. Following the Closing and in connection with the business of the Company, the Buyer will conduct its business in a manner that satisfies the continuity of business enterprise requirement in Treasury Regulation 1.368-1(d).

          5.12 No Transfer. Following the Closing, the Seller agrees that no shares of DSI Stock received by it pursuant to this Agreement will be transferred except (a) in an offering in which the Seller is entitled to participate pursuant to the Registration Rights Agreement described in Section 6.1(i) or
(b) the first anniversary of the Closing Date; provided, however, that the foregoing provision shall not prohibit a pledge of such shares of DSI Stock prior to such dates. The Buyer agrees that it will use all reasonable diligence to continue to file with the SEC on a timely basis all reports required to be filed by it under the Exchange Act.

          5.13 Intercompany Debt. Prior to the Closing, the Seller shall cause each of its Affiliates to assign or otherwise transfer to the Seller any intercompany debt owed by the Company to such Affiliates (the "Affiliate Intercompany Debt") and shall contribute to the capital of the Company the entire principal balance, plus all unpaid interest accrued thereon, of the Affiliate Intercompany Debt and any other intercompany debt owed by the Company to the Seller through the Closing Date to the extent that such amounts exceed the amount of cash, if any, permitted to be paid to the Seller by the Company pursuant to Section 5.2(ii)(a).

          5.14 Employee Severance Expenses.            The
Seller shall cause the Company to terminate Peter Pritchett's employment and other relationships with the Company on or before the Closing Date. The Seller shall bear all costs associated with the termination of such relationships and shall satisfy any and all other obligations the Company may have to Mr. Pritchett, all out of assets other than those of the Company, and shall indemnify and hold harmless the Company from and against such costs and other obligations. Except as provided in this Section 5.14, the Company will bear any and all employee separation costs incurred after the Closing, satisfying any and all other obligations the Company may have to its employees, and shall indemnify and hold harmless the Seller from and against such costs and other obligations.

          5.15 Covenants Against Competition. The Seller acknowledges that (i) the Company has developed trade secrets and confidential information concerning the intrusion alarm business (the "Business"); (ii) the Company conducts the Business in the United Kingdom, Ireland, Russia and Western Europe (the "Territory") and (iii) the agreements and covenants contained in this Section 5.15 are essential to protect the Business following the consummation of the transactions contemplated hereby. Accordingly, the Seller covenants and agrees as follows:

               (a) Non-Compete. For a period of one (1) year following the Closing, the Seller (or any other entity 25% or more of the beneficial ownership of which is held by the Seller alone or together with any of its Affiliates (a "Controlled Entity")) shall not anywhere in the Territory thereto (i)engage in the Business for its own account, or (ii)become a partner, owner, principal, employee, consultant or agent of any Person engaged in the Business. Nothing in this Section 5.15(a) shall be construed to prevent Versus Technology Ltd. from engaging in the subscriber terminal units business.

               (b) Confidential Information. The Seller and any Controlled Entity shall keep secret and retain in strictest confidence, and shall not use, in competition with or in a manner otherwise detrimental to the interests of the Company, for the benefit of itself or others other than the Company any confidential information, including without limitation any confidential "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans and new personnel acquisition plans related to the Business ("Confidential Information"). The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public other than as a result of a disclosure by the Seller or a Controlled Entity or any agent or other representative thereof and (ii) general business methods applicable to the Business. Neither the Seller nor any Controlled Entity shall have any obligation hereunder to keep confidential any of the Confidential Information to the extent disclosure of any thereof is required by law, or determined in good faith by the Seller to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law the Seller or the Controlled Entity concerned shall provide the Buyer with prompt notice of such requirement so that the Buyer may seek an appropriate protective order.

               (c) Non-Solicitation. For a period of two (2) years following the Closing, the Seller and any Controlled Entity shall not, directly or indirectly, (i) hire or solicit any employee of the Buyer or the Company or encourage any such employee to leave such employment who is engaged in the alarm business or the subscriber terminal units business, or (ii) solicit, induce or influence any customer, supplier, lender, lessor or any other person or entity which has a business relationship with the Buyer or the Company to discontinue or reduce the extent of such relationship with the Buyer or the Company. Notwithstanding the above, this Section 5.15(c) shall not apply to any employee of the Company who ceases to be employed as a result of being terminated by the Company.

               (d) Rights and Remedies Upon Breach. In the event the Seller or any Controlled Entity breaches, or threatens to commit a breach of, any of the provisions of this
Section 5.15 (the "Restrictive Covenants"), the Buyer shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer at law or in equity:

               (i)   the right and remedy to enjoin the
          breaching party from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer; and

                (ii) the right and remedy to require the breaching party to account for and pay over to the Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by such party as the result of any transactions constituting a breach of the Restrictive Covenants.

               (e)   Severability of Covenants.  The Seller
acknowledges and agrees that the Restrictive Covenants are reasonable in geographical scope and duration and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               (f) Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

               (g)   Enforceability in Jurisdictions.  The
parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          5.16 Reservation and Listing. The Buyer agrees to promptly apply for and diligently pursue registration of the DSI Stock on the Nasdaq Stock Market. The Buyer agrees to reserve for issuance shares sufficient to cover the Final Share Amount and any additional shares issued to the Seller pursuant to Section 1.5 of this Agreement.

          5.17 Insurance. The Buyer will use reasonable efforts to maintain insurance coverage as described in Section
7.2(a)(iii).

          5.18 Certain Contracts. On or prior to the Closing Date, the Seller shall cause the Company to terminate any contract or negotiations with Hans Einhell AG, Isar, Germany, Transmit Security Ltd., London England and its managing director, Peter Goddard. The Seller shall indemnify and hold harmless the Buyer and the Company from and against any and all Losses or Expenses, as such terms are defined in Sections 7.2(a)(i) and 7.2(a)(iv), resulting from such termination, such contracts or such negotiations including, but not limited to, any commissions or other amounts payable to Mr. Tony Creese, Surrey England as a result thereof. The Buyer shall not be entitled to any indemnification under this Section 5.18 if it enters into a transaction with one or more of Hans Einhell AG, Transmit Security Ltd., or Peter Goddard within twelve (12) months following the Closing Date.

          5.19 Director Resignation. The Seller shall be responsible for, and shall indemnify the Company against, any Losses and Expenses related to the board of director resignations of Ash Sacranie, Paul King, Martin Bone and Geoff Girdler, from the board of directors of the Company, based solely upon a claim that such resignation, as a board director, was an unfair dismissal.

          6.   Conditions to Closing.

          6.1 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable
Law):

               (a)   The Seller shall have executed and
delivered this Agreement and such other instruments, documents and certificates as are required to be executed and delivered by the Seller or the Company pursuant to this Agreement;

               (b) all representations and warranties of the Seller to the Buyer contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

               (c)   the Seller and the Company shall have
performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with them on or prior to the Closing
Date;

               (d) the Buyer shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Buyer) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 6.1(b) and 6.1(c) hereof;

               (e) the Buyer shall have been furnished with an opinion of Blank Rome Comisky & McCauley, counsel to the Seller and Clarks Solicitors, counsel to the Company, substantially in the form of Exhibit 6.1(e) hereto;

               (f) there shall not have been or occurred (i) any change, destruction or loss, whether or not covered by insurance, which would result in the loss of a material part of the properties or assets of Company, (ii) any Legal Proceedings instituted or threatened against the Seller or the Company seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, or which might, in the reasonable opinion of the Buyer, result in a Material Adverse Change to the Company, (iii) any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or
(iv) any other event or occurrence related to the Company which could result in a Material Adverse Change to the Company;

               (g)   the Seller or the Company shall have
obtained all consents and waivers, in a form reasonably satisfactory to the Buyer, described in Section 3.5 or listed on Schedule 3.5;

               (h)   the Seller shall have delivered to the
Buyer a Registration Rights Agreement in the form of Exhibit 6.1(h)(i) hereto, duly executed by the Seller and a Technology Licence in the form of Exhibit 6.1(h)(ii) hereto, duly executed by the Seller and the Company.

               (i)   there shall have been delivered to the
Buyer (i) resignations of the members of the board of directors and secretary of the Company as are reasonably requested by the Buyer, and resolutions of the Company with respect to the election of new directors and a new secretary effective on the Closing Date to the extent requested in writing by the Buyer on or prior to the Closing Date, (ii) documents evidencing the transfer to such persons as the Buyer shall have requested in writing at least three business days prior to the Closing Date, of powers of attorney previously granted by the Company, and
(iii) revocations of such proxies and powers of attorney as the Buyer may have requested in writing at least one business day prior to the Closing Date;

               (j)   the Seller shall have delivered to the
Buyer such evidence, including appropriate certificates of the Seller's authorized officers, as the Buyer may reasonably request in order to establish the corporate or other legal power and authority of the Seller to enter into and consummate the transactions contemplated by this Agreement;

               (k)   the Seller shall have delivered to the
Buyer such evidence, including appropriate certificates of the Company's authorized officers, as the Buyer may reasonably request in order to establish the corporate existence and authenticity of the governing documents of the Company; and

               (l)   the Seller shall have delivered to the
Buyer such other instruments, documents and certificates as the Buyer may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

          6.2 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

               (a)   the Buyer shall have executed and
delivered this Agreement and such other instruments, documents and certificates as are required to be executed and delivered by the Buyer pursuant to this Agreement;

               (b) all representations and warranties of the Buyer contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

               (c)   the Buyer shall have performed and
complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

               (d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Buyer certifying as to the fulfillment of the conditions specified in Sections 6.2(b) and 6.2(c);

               (e)   the Company and the Stockholders shall
have been furnished with an opinion of Nixon, Hargrave, Devans
& Doyle LLP, counsel for the Buyer, substantially in the form of Exhibit 6.2(e) hereto;

               (f) there shall not have been or occurred (i) any change, destruction or loss, whether or not covered by insurance, which would result in the loss of a material part of the properties or assets of the Buyer, (ii) any Legal Proceedings instituted or threatened against the Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, or which might, in the reasonable opinion of the Seller, result in a Material Adverse Change to the Buyer, (iii) any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or (iv) any other event or occurrence related to the Buyer which could result in a Material Adverse Change to the Buyer;

               (g) the Buyer shall have obtained all consents and waivers, in a form reasonably satisfactory to the Seller, described in Section 4.3 or listed on Schedule 4.3;

               (h)   the Buyer shall have delivered to the
Seller a Registration Rights Agreement in the form of Exhibit
6.1(h) hereto, duly executed by the Buyer;

               (i)   the Buyer shall have delivered to the
Seller such evidence, including appropriate certificates of the Buyer's authorized officers, as the Seller may reasonably request in order to establish the corporate power and authority of the Buyer to consummate the transactions contemplated by this Agreement and compliance with the conditions of Closing set forth herein; and

               (j)   the Buyer shall have delivered to the
Seller such other instruments, documents and certificates as the Seller may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

          7.   Survival and Indemnification.

          7.1 Survival of Representations and Warranties. All representations and warranties, covenants and agreements of the Seller and the Buyer contained in this Agreement or in any of the Seller Documents or Buyer Documents shall survive the execution and delivery of this Agreement and, notwithstanding any investigation by the Buyer or the Seller, shall continue in full force and effect for a period of two (2) years after the Closing Date; provided, however, that (i) the representations and warranties of the Seller contained in Sections 3.6 and 3.7 and the first sentence of Section 3.13(d) shall continue in full force and effect indefinitely, (ii) the representations and warranties of the Seller contained in Sections 3.1, 3.2,
3.11 and 3.29 shall continue in full force and effect until 60 days after any applicable statute of limitations (taking into account any waiver or tolling thereof) with respect to any Legal Proceeding which may arise thereunder or relate thereto shall have run, (iii) the representations and warranties of the Seller contained in Sections 3.8 and 3.23 shall continue in full force and effect until April 30, 1998, (iv) the representations and warranties of the Buyer contained in
Section 4.6 shall continue in full force and effect indefinitely, (v) the representations and warranties of the Buyer contained in Sections 4.1, 4.2, 4.5 and 4.9 shall continue in full force and effect until 60 days after any applicable statute of limitations (taking into account any waiver or tolling thereof) with respect to any Legal Proceeding which may arise thereunder or relate thereto shall have run, and (vi) any covenants or agreements contained herein or made pursuant hereto by the Buyer or the Seller which by their terms are to be performed after the Closing Date, shall survive until fully discharged. The obligations of the parties pursuant to
Section 7.2 with respect to claims made pursuant to a particular representation, warranty or covenant shall expire simultaneously with such representation, warranty or covenant; provided, however, that such obligations shall survive with respect to any pending claim until the pending claim is settled or otherwise satisfied if written notice of such claim, specifying in reasonable detail the factual basis therefor, is given to the party from whom indemnification is sought prior to the expiration of the representation, warranty or covenant upon which it is based. To the extent the survival periods specified herein exceed an applicable statute of limitations, the provisions of this Section 7.1 shall constitute a tolling by the Seller or the Buyer, as applicable, of each such statute of limitations for a period of time not to extend beyond the termination of such survival periods.

          7.2  Indemnification.

               (a) Subject to the limitations contained in this Section 7, the Seller hereby agrees to indemnify and hold the Buyer, the Company and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") harmless from and against:

               (i)  any and all losses, liabilities,
          obligations, damages, deficiencies, demands, claims, actions, judgments, causes of action, assessments, costs or expenses (including, without limitation, reasonable attorneys' fees and other professionals' fees and disbursements and costs of enforcing this
          Section 7) (collectively, "Losses") based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of any of the Seller under this Agreement or any one or more of the Seller Documents, except Losses relating to inventory or fixed assets adjustments;

               (ii)  any and all Losses based upon,
          attributable to or resulting from the breach of any covenant or other agreement of the Seller under this Agreement or any one or more of the Seller Documents;

               (iii) any and all Losses based upon, arising out of or otherwise in respect of any injury to Persons or property occurring prior to the Closing Date as a result of the ownership, possession or use of any product manufactured, sold, marketed, distributed or delivered by the Company which is shipped by the Company prior to the Closing Date; provided, however, that, subject to compliance by the Seller with this Section 7.2(a)(iii), the Buyer will pay over to the Seller any insurance proceeds received in respect of any such Losses pursuant to the Company's commercial general liability insurance policy with St. Paul Insurance Company or any replacement or substitute policy therefor to the extent such Losses shall have been paid by the Seller pursuant to this Section 7.2(a)(iii) and such proceeds have not already been applied by the Buyer Indemnified Parties to offset all or any portion of such Losses; and provided, further, that, so long as the Seller is obligated to indemnify the Buyer Indemnified Parties under this Agreement, the Buyer
          (x) shall keep such general commercial liability insurance policy, or an equivalent replacement or substitute therefor (the "Policy") in effect at all times and (y) immediately after the Closing and on a regular basis at least annually thereafter, shall review the Policy in light of the Buyer's current and past business experience and common industry practices, and (z) if after any such review the Buyer shall conclude exercising reasonable commercial judgment that the coverage of the Policy with respect to the types of risks insured and the dollar amount of the losses or liability insured per occurrence is inadequate, the Buyer shall use reasonable efforts to procure, at the Buyer's or the Company's expense, such additional insurance as the Buyer shall deem necessary to cover any such inadequacy; and

               (iv)  any and all notices, actions, suits,
          proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals, fees and disbursements (collectively, "Expenses") incident to the foregoing.

               (b) Subject to the limitations contained in this Section 7, the Buyer hereby agrees to indemnify and hold the Seller and its employees, Affiliates, agents, heirs, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

               (i) any and all Losses based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Buyer under this Agreement or any one or more of the Buyer Documents;

               (ii)  any and all Losses based upon,
          attributable to or resulting from the breach of any covenant or other agreement on the part of the Buyer under this Agreement or any one or more of the Buyer
          Documents; and

               (iii)  any and all Expenses incident to the
          foregoing.

               (c)   Neither the Seller nor the Buyer shall
have any liability under Section 7.2(a)(i), (iii) or (iv) or
Section 7.2(b)(i) or (iii) unless and until the aggregate amount of Losses incurred by the respective indemnified parties and related Expenses finally determined to arise thereunder exceeds in the aggregate U.S. $300,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay to the indemnified parties the entire amount of such Losses in excess of the Basket, subject to the following limitation. The indemnification obligation of the Seller under Section 7.2(a)(i), (iii) or (iv) and the indemnification obligation of the Buyer under Section 7.2(b)(i) or (iii) shall be limited, in each case, to forty percent (40%) of the Final Purchase Price.

               (d) The Seller and the Buyer agree that any indemnification payment made hereunder will be treated by the parties on their respective Tax Returns as an adjustment to the aggregate consideration for the shares of capital stock of the Company. If, notwithstanding such treatment by the parties, any such indemnification payment is determined to be taxable to the indemnified party by any taxing authority, the indemnifying party shall also indemnify the indemnified party for any Taxes payable by the indemnified party by reason of the receipt of such indemnification payment.

               (e) In the event that the Buyer Indemnified Parties are entitled to indemnification pursuant to this
Section 7, the sums due hereunder to which the Buyer Indemnified Parties are entitled shall be paid: (i) first, by the delivery of shares of DSI Stock from the Seller to the Buyer Indemnified Parties to the extent that the Seller continues to hold shares of DSI Stock obtained pursuant to this Agreement, and (ii) then, by the payment of cash by the Seller to the Buyer Indemnified Parties. For purposes of clause (i) above, shares of DSI Stock shall be deemed to have a value equal to $17.

               (f)   The Seller hereby agrees that if any
payment by it is made under the terms of this Agreement or otherwise, it shall have no rights against the Company or any director, officer, employee or agent thereof, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such payments, and shall not take any action against the Company with respect thereto. Any such rights which the Seller may, by operation of law or otherwise, have against the Company shall, at the Closing Date, be deemed to hereby expressly and knowingly waived.

               (g) No indemnifying party hereunder shall have any liability with respect to any Losses if and to the extent such Losses are covered by any policy of insurance by or for the benefit of the party seeking indemnification or would have been covered by insurance if all of the policies of insurance in force at the Closing Date had been maintained in force thereafter.

               (h)   Each party seeking indemnification
hereunder shall be required to take all reasonable steps to mitigate Losses with respect to any claim hereunder. If any party seeking indemnification hereunder subsequently recovers from a third party, or otherwise mitigates its Losses, the party so indemnified shall repay to the indemnifying party any sums paid to it in connection with such indemnification hereunder.


          7.3  Determination of Losses and Expenses and Related
Matters.

               (a) In the event that any Legal Proceedings shall be instituted or asserted by any Person in respect of which payment may be sought under Section 7.2 (regardless of the Basket or the Cap referred to in Section 7.2(c)), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Legal Proceeding of which it has knowledge which is covered by the indemnities under this
Section 7 to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses and Expenses indemnified against hereunder and to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party; provided, however, that no settlement shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Legal Proceeding so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses and Expenses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses and Expenses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Legal Proceeding; provided that the indemnified party may not settle any Legal Proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to Section 7.2(c), if the indemnified party defends any Legal Proceeding, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Legal Proceeding upon submission of periodic bills. If the indemnifying party shall assume the defense of any Legal Proceeding, the indemnified party may participate, at its own expense, in the defense of such Legal Proceeding; provided, however, such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Legal Proceeding. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Legal Proceeding.

          After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Proceeding hereunder, the indemnified party shall forward to the indemnifying party written notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten business days after the date of such notice.

               (b) The failure of the indemnified party to give reasonably prompt notice of any Legal Proceeding shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or prejudice as a result of such failure. The indemnified parties shall not be deemed to have notice of any Legal Proceeding by virtue of knowledge acquired on or prior to the Closing Date by an employee of the Company.

          7.4  Sole and Exclusive Remedy.    The
indemnification provided under this Article 7 shall constitute the sale and exclusive remedy of the parties hereto as a result of any and all Losses based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty.

          8.   Miscellaneous.

          8.1 Certain Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" shall have the meaning specified by Rule
12(b) under the Exchange Act.

          "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

          "Environmental Claim" means any accusation, allegation, notice of breach or violation, action, claim, Lien, demand, abatement or other order or direction (conditional or otherwise) by any Regulatory Authority or Governmental Body for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, whether known or unknown, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) and/or threat of a Release of, or exposure to, any Hazardous Material or other substance, chemical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, orders or Permits of or from any Governmental Body arising out of or relating to environmental matters connected with the Facilities.

          "Environmental Law" means any Law concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and protecting public and employee health and safety and includes, but is not limited to, Part I and Part II of the Control Pollution Act 1974, the Water Act 1989, the Environmental Protection Act 1990, the Water Resources Act 1991, the Water Industry Act 1991, the Environment Act 1995, the Control of Industrial Major Accidents Hazards Regulations 1984, the Factories Act 1961, the Health & Safety at Work etc. Act 1974, the Control of Substances Hazardous to Health Regulations 1988, the Noise at Work Regulations 1989, the Electricity at Work Regulations 1990, the Planning Acts and the Public Health Acts, as such laws have been amended or supplemented, and the regulations, codes of practice, circulars and guidance notes promulgated pursuant thereto, and any and all analogous laws and by-laws and the regulations promulgated pursuant thereto.

          "Environmental Matters" means any matter arising out of or relating to the production, storage, keeping, transportation, disposal or Release of any Hazardous Material or otherwise arising out of or relating to safety, health or the environment which could give rise to liability or require the expenditure of money to address, and shall include, without limitation, the costs of investigating and remediating any of the foregoing matters, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages or injunctive relief for alleged personal injury, property damage or damage to natural resources under common law or other Environmental Law.

          "Environmental Permit" means any Permit, approval, authorization, consent, license, variance, registration, or permission required under any applicable Environmental Laws and all supporting documents associated therewith.

          "Facilities" means real property now or heretofore owned, leased or operated by the Company, including, without limitation, the Leased Property.

          "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          "Hazardous Materials" means any substance, material or waste which is regulated by any Regulatory Authority, Governmental Body or Environmental Law, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "controlled waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of any Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

          "Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, code of practice, circular and guidance note or other requirement.

          "Legal Proceeding" means any judicial, civil, criminal, equitable, administrative or arbitral actions, or suits, charges, complaints, demands, investigations, proceedings (public or private) or claims.

          "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, obligation under any voting agreement, voting trust or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Material Adverse Change" means any material adverse change in and/or effect on the business, properties, results of operations, prospects, condition (financial or otherwise) of the Person to which such term relates and such Person's subsidiaries, if any, taken as a whole.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Permits" means any approvals, authorizations, consents, licenses, permits, registrations or certificates.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Pre-Closing Period" means any Tax period ending on or prior to the Closing Date.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any of the Facilities, including the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater, or property.

          "Regulatory Authorities" means the Environment Agency, a Unitary, County, District/Borough Authority and Council, Agencies, Authorities and Bodies with statutory functions relating to an Environmental Law, The Crown and its agencies, departments and authorities.

          "Remedial Action" means all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring any Facility into compliance with all Environmental Laws and Environmental Permits.

          "Software" means any electronic data processing system, information system, computer software program (exclusive of off-the-shelf computer software available in the open market and related applications thereof), program specification chart, procedure, source code, object code, input data, routine, database, report layout, format, record file layout, diagram, functional specification, narrative description, flow chart or other related material.

          "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
          "Tax or Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding (including its U.K. equivalent), payroll (including its U.K. equivalent), employment (including its U.K. equivalent), social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

          "U.S. Environmental Law" means any Law concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and protecting public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (33 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C.
651 et seq.) ("OSHA"), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

          8.2 Expenses. Except as otherwise provided herein, all expenses incurred by the Buyer in connection with the negotiation, authorization, preparation, execution and performance of this Agreement and the transactions contemplated herein shall be paid by the Buyer. Except as otherwise provided herein, all expenses incurred by the Seller and the Company in connection with the negotiation, authorization, preparation, execution and performance of this Agreement and the transactions contemplated herein shall be paid by the Seller and shall not be paid from any of the assets of the Company.

          8.3 Further Assurances. The Seller and the Buyer each agree to execute and deliver, and to cause the Company to execute and deliver, such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          8.4 Submission to Jurisdiction; Consent to Service of Process.

               (a)   The parties hereto hereby irrevocably
submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.
Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 8.8.

          8.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to conflicts of law principles.

          8.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          8.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

          If to the Seller, to:

               Numerex Corp.
               Rose Tree Corporate Center II
               1400 North Providence Road
               Suite 5500
               Media, Pennsylvania  19063
               Attention:   Mr. John J. Reis
                         Chief Executive Officer
               Facsimile:   (610) 892-0725

          With a copy to:

               Blank Rome Comisky & McCauley
               Four Penn Center Plaza
               Philadelphia, Pennsylvania  19103-2599
               Attention:   Barry H. Genkin, Esq.
               Facsimile:   (215) 569-5555

          If to the Buyer, to:

               Detection Systems, Inc.
               130 Perinton Parkway
               Fairport, New York
               Attention:   Mr. Karl H. Kostusiak
                            President
               Facsimile:   (716) 421-4288

          With a copy to:

                    Nixon, Hargrave, Devans & Doyle LLP
                    Clinton Square
                    P.O. Box 1051
                    Rochester, New York  14603
                    Attention:     Justin P. Doyle, Esq.
                    Facsimile:     (716) 263-1600

          8.9 Disclosure Schedules. Items required to be disclosed on Schedules pursuant to Articles 3 and 4 shall be deemed to be disclosed therein for all purposes of Articles 3 and 4 irrespective of whether they are disclosed with reference to all of the subsections to which they relate; provided, however, no item shall be deemed to be included on any specific Schedule with respect to a particular subsection if its omission therefrom would make such specific Schedule misleading if such item is not specifically identified on such Schedule.

          8.10 Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          8.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement other than the Company. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Buyer (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that the Buyer may assign this Agreement and any or all rights, but not its obligations, hereunder to any Affiliate of the Buyer. Upon any such permitted assignment, the references in this Agreement to the Buyer shall also apply to any such assignee unless the context otherwise requires.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                    DETECTION SYSTEMS, INC.

                    By: /s/ Karl H. Kostusiak
                    Karl H. Kostusiak, President


                    NUMEREX CORP.

                    By:/s/ John J. Reis
                    John J. Reis, Chief Executive Office



Copies of Schedules 1.2, 3.3, 3.5, 3.7, 3.9, 3.10, 3.11, 3.12,
3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.19, 3.22, 3.24, 3.25,
3.26, 3.27, 3.30, 4.3 and 4.13 will be provided to the SEC upon request.